Exhibit 12
                                                                     ----------

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In millions, except ratio amounts)
                                   (unaudited)

                       Three Months Ended
                            March 31,             Year Ended December 31,
                        ----------------   -------------------------------------
                          1996    1995     1995    1994    1993    1992     1991
                         -----   -----     ----    ----    ----    ----     ----
Earnings:
  Income before
  income taxes and
  extraordinary item     $ 484   $ 397   $  897  $1,280  $1,045  $  963   $  848

Add:
  Fixed charges            103      83      344     315     315     346      334

Less:
  Capitalized interest      25      21       93      78      61      52       58
                        ------  ------   ------  ------  ------  ------   ------
  Total earnings         $ 562   $ 459   $1,148  $1,517  $1,299  $1,257   $1,124
                        ======  ======   ======  ======  ======  ======   ======

Fixed Charges:
  Fixed charges on
  indebtedness,
  including amortization
  of debt discount and
  premium                $  75   $  59   $  242  $  231  $  239  $  270   $  270

Interest portion of
  operating lease
  rentals(a)                28      24      102      84      76      76       64
                        ------  ------   ------  ------  ------  ------   ------
   Total fixed charges   $ 103   $  83   $  344  $  315  $  315  $  346   $  334
                        ======  ======   ======  ======  ======  ======   ======
Ratio of earnings to
  fixed charges           5.46    5.53     3.34    4.82    4.12    3.63     3.37
                        ======  ======   ======  ======  ======  ======   ======

(a) The interest portion of operating lease rentals is calculated as one third of rent expense which represents a reasonable approximation of the interest factor.